Exhibit 10.4

MATTEL, INC.

EXECUTIVE SEVERANCE PLAN

Effective June 30, 2009

EXECUTIVE SEVERANCE PLAN

MATTEL, INC.

EXECUTIVE SEVERANCE PLAN

The purpose of the Mattel, Inc. Executive Severance Plan (this “Plan”) is to secure the continued services of selected key senior executives of Mattel, Inc. (“Mattel”) and provide these executives with certain benefits in the event of a Covered Termination (as defined in Section 2) and to encourage their continued dedication to their duties in the event of any threat or occurrence of a Change of Control (as defined in Section 2).

This Plan became effective June 30, 2009 (the “Effective Date”).

1.	Eligibility

An executive is eligible for the benefits provided under this Plan only if (i) the Compensation Committee of Mattel’s Board (as defined in Section 2) designates the executive as eligible to participate in the Plan and (ii) Mattel provides the executive with a letter agreement (the “Letter Agreement”) signed by a duly authorized officer of Mattel confirming the executive’s eligibility for this Plan. The Letter Agreement shall be in the form attached hereto (which form may be modified by Mattel in the case of an executive not subject to an employment agreement with Mattel at the time the executive is designated as a “Participant” in the Plan to reflect the fact that no employment agreement is in effect).

If an executive executes the Letter Agreement and returns it to Mattel within thirty (30) days after receiving it:

(a) the executive will become a “Participant” on the date Mattel receives the executive’s properly executed Letter Agreement, subject to the terms of the Letter Agreement and this Plan; and

(b) the executive will continue to be a Participant as long as the executive’s Letter Agreement remains in effect in accordance with its terms and those of this Plan.

2.	Definitions

For purposes of this Plan, the following terms shall have the respective meanings set forth below:

(a) “Board” shall mean the Board of Directors of Mattel.

(b) “Cause” shall mean (i) a Participant’s willful neglect of significant duties he or she is required to perform or a Participant’s willful violation of a material Mattel policy; (ii) the commission by a Participant of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iii) a Participant’s willful act or omission in the course of his or her employment which constitutes gross negligence; or (iv) willful failure by a Participant to obey a lawful direction of the Board; provided that, in each case, unless the described activity cannot be cured, corrected or ceased, the Participant has received written notice of the described activity in accordance with

Section 15, has been afforded a reasonable opportunity to cure or correct the activity described in the notice, and has failed to substantially cure, correct or cease the activity, as appropriate.

(c) “Change of Control” shall mean the occurrence of any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then outstanding shares of common stock of Mattel (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Mattel entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (a) any acquisition directly from Mattel, (b) any acquisition by Mattel or any corporation controlled by Mattel, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mattel or any corporation controlled by Mattel, (d) any acquisition by a Person of 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities as a result of an acquisition of common stock of Mattel by Mattel which, by reducing the number of shares of common stock of Mattel outstanding, increases the proportionate number of shares beneficially owned by such Person to 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 35% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of a share acquisition by Mattel as described above and shall, after such share acquisition by Mattel, become the beneficial owner of any additional shares of common stock of Mattel, then such acquisition shall constitute a Change of Control or (e) any acquisition pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this Section 2(c); or

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Mattel’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation by Mattel of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Mattel or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Mattel or all or substantially all of Mattel’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of Mattel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of Mattel of a complete liquidation or dissolution of Mattel.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and any regulations and other administrative guidance promulgated thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance.

(e) “Covered Termination” shall mean that, at any time after a Participant’s Eligibility Date, either (i) the Participant has resigned from Mattel for Good Reason, or (ii) the Participant’s employment with Mattel is involuntarily terminated by Mattel without Cause.

(f) “Date of Termination” shall mean the date specified in a Notice of Termination provided by Mattel or the Participant to the other party, which date shall be no more than fifteen (15) days after actual receipt of such notice. Notwithstanding the foregoing, (i) if a Participant incurs a Disability and the Participant’s employment is deemed terminated pursuant to Mattel’s then-current employment policy with respect to employees receiving benefits under the Mattel Long-Term Disability Plan, the Participant’s Date of Termination shall be the Participant’s deemed termination date pursuant to such policy and (ii) if a Participant’s employment is terminated due to the Participant’s death, the Date of Termination shall be the date of death.

(g) “Disability” shall mean a disability as defined under the Mattel Long-Term Disability Plan for exempt employees, as revised from time to time, but in no event shall such revision or modification to the Mattel Long-Term Disability Plan provide a Participant with a definition of “Disability” which is less favorable in the aggregate than that in effect as of the Participant’s Eligibility Date.

(h) “Eligibility Date” shall mean, with respect to each Participant, the Eligibility Date set forth in such Participant’s Letter Agreement.

(i) “Good Reason” shall mean the good faith determination by a Participant that any one or more of the following have occurred, provided that (i) the Participant provides Mattel with written notice of the Good Reason event in accordance with Section 15 within ninety (90) days of the initial existence of such event and (ii) such event is not remedied by Mattel within thirty (30) days following the delivery of written notice of such Good Reason event:

(I) without the express written consent of the Participant, any material diminution in any of the Participant’s duties, authority or responsibilities;

(II) a material diminution in the Participant’s base salary or a failure by Mattel to pay the Participant’s annual base salary, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice thereof given by the Participant;

(III) any failure by Mattel to make the following plans, benefits and programs available to the Participant, subject to the terms thereof, as in effect from time to time with respect to executives employed by Mattel at the Participant’s level so as to reflect the Participant’s responsibilities:

(A)	all cash, deferred bonus, annual bonus and long term bonus plans and programs (“Bonus Programs”), such as the Mattel Incentive Plan and the Long Term Incentive Program under the Mattel, Inc. 2005 Equity Compensation Plan; provided that the Participant’s eligibility for and participation in each of the Bonus Programs shall be at a level and on terms and conditions no less favorable than those available to any other comparably situated executive;

(B)	all incentive plans and programs (other than the Bonus Programs), including, but not limited to, stock option plans and other equity-based incentive plans;

(C)	all pension, profit sharing, medical, dental, disability, group life, accidental death, travel accident insurance, fringe benefit and vacation plans and programs of Mattel; and

(D)	reimbursement for all reasonable expenses incurred by the Participant,

other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice thereof given by the Participant; provided, however that Good Reason shall not exist as a result of Mattel amending, altering, eliminating or reducing any plans, benefits or programs set forth in sub-sections (A) through (D) so long as such actions do not result in a material diminution in the aggregate value of such compensation and benefits, except for across-the-board compensation and benefit reductions which affect all similarly situated executives of Mattel;

(IV) any other action or inaction that constitutes a breach by Mattel of Section 12(a) or the Participant’s Letter Agreement; or

(V) any failure by Mattel to obtain the assumption and agreement to perform this Plan by a successor as contemplated by Section 13, except where such assumption and agreement occurs by operation of law.

A Participant may provide a Notice of Termination for a Good Reason event only if Mattel does not timely and reasonably remedy such event within the prescribed thirty (30) days.

(j) “Notice of Termination” shall mean a written notice delivered in accordance with Section 15 which (i) if applicable, indicates the specific clause of the definition of Cause or Good Reason relied upon; (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment for Cause or Good Reason under the provision so indicated; and (iii) specifies the Date of Termination. If Mattel does not timely and reasonably remedy the Good Reason event specified by the Participant in the notice to Mattel pursuant to Section 2(i), then the Participant may resign for Good Reason by delivering a Notice of Termination within sixty (60) days following the end of Mattel’s thirty (30) day cure period set forth in Section 2(i). If the Participant does not cure, correct or cease the activity described in the written notice to the Participant pursuant to Section 2(b), then Mattel may terminate the Participant’s employment for Cause by delivering a Notice of Termination to the Participant following the end of an appropriate cure period.

(k) “Section 409A” shall mean Section 409A of the Code.

3.	Severance Benefit

(a) General

A Participant will become entitled to a severance benefit pursuant to this Plan if such Participant incurs a Covered Termination. The severance benefit (“Severance Benefit”) shall be determined pursuant to this Section 3 and shall be considered “Paid Leave in Lieu of Notice” in accordance with the requirements of the Federal Worker Adjustment and Retraining Notification Act (29 U.S.C. §§ 2101 et seq.), and any similar state worker protection law.

(b) Covered Termination Not Within Two Years Following a Change of Control

If a Participant experiences a Covered Termination other than within twenty-four (24) months following a Change of Control as provided in Section 3(c)), subject to Sections 3(e) and 3(f) and the Participant’s Letter Agreement:

(i) Mattel shall pay to the Participant on or as soon as administratively practicable after the Date of Termination, if not theretofore paid or provided:

(I) the Participant’s base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

(II) subject to submission by the Participant of supporting

documentation, any unreimbursed expenses incurred through the Date of Termination in accordance with Mattel policy (the amounts described in clauses (I) and (II), collectively, the “Accrued Amounts”).

(ii) In addition, Mattel shall pay to the Participant any amounts and provide the Participant with any benefits that are required, or to which the Participant is entitled, under any plan, contract or arrangement of Mattel as of the end of the Participant’s employment, excluding severance or termination plans, policies and arrangements (together, the “Other Benefits”).

(iii) Mattel shall pay to the Participant an amount equal to two (2) times the sum of (x) the Participant’s annual base salary at the rate in effect (or required to be in effect before any diminution that is the basis of the Participant’s termination for Good Reason) at the time the Notice of Termination is given and (y) the average of the two (2) highest consecutive annual cash bonuses received by the Participant for the five (5) fiscal years ending before the Notice of Termination is given, including any years in which the Participant was paid no bonus (the “Severance Payment”).

(I) For purposes of this subsection (iii), the Severance Payment shall be paid in equal installments during the two (2) year period commencing on the Date of Termination and at such times as base salary is customarily paid to Mattel’s employees (each such payroll date, a “Payment Date”), but the Participant shall not be considered to be paid on Mattel’s employee payroll for such period; provided, however, that no installment shall be paid prior to the first payroll coincident with or next following the fifty-fifth (55th) day after the Date of Termination (or the first business day thereafter) and any installment that would have been paid during such fifty-five (55) day period shall be paid with the first installment paid to the Participant; provided, further, that if the Participant dies while any portion of the Severance Payment is still payable to the Participant hereunder, any unpaid portion of the Severance Payment shall be paid, not later than the thirtieth (30th) day following the Participant’s death (or the first business day thereafter), to the Participant’s estate, in a lump sum in cash equal to the remaining portion of the Severance Payment.

(II) Notwithstanding anything to the contrary in this subsection (iii), if the Participant is a “specified employee” (determined by Mattel in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) on the Date of Termination and the Severance Payment to be paid within the first six (6) months following such date (the “Initial Payment Period”) exceeds the amount referenced in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (1) any portion of the Severance Payment that is payable during the Initial Payment Period that does not exceed the Limit shall be paid on the Payment Dates as specified above, (2) any portion of the Severance Payment that is a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4)(i) shall be paid on the Payment Dates as specified above, (3) any portion of the Severance Payment that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid on the first business day of the seventh (7th) month immediately following the Participant’s “separation from service” with Mattel, as defined for purposes of Section 409A (a “Separation from Service”) and (4) any portion of the Severance Payment that is payable after the Initial Payment Period shall be paid on the Payment Dates as specified above.

(iv) Mattel shall pay to the Participant the annual bonus that the Participant would have received under the Mattel Incentive Plan or any successor plan (the “MIP”) for the fiscal year in which the Participant’s Date of Termination occurs as if he or she had remained employed through the payment date for such MIP bonus (disregarding any exercise by the Board or any committee thereof of negative discretion to reduce the amount payable by a percentage in excess of that applied to the other senior executives of Mattel generally) multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), which amount shall be payable following the end of the fiscal year in which the Date of Termination occurs in accordance with the applicable terms of the MIP;

(v) Any options granted to the Participant under Mattel’s equity-based compensation plans (the “Equity Plans”) prior to the Participant’s Eligibility Date shall be subject to the terms of the Equity Plans and the Participant’s equity award agreements with respect to the exercisability of such options and the period of time during which the Participant may exercise such options following the Participant’s Date of Termination. Any options granted to the Participant under the Equity Plans on or after the Participant’s Eligibility Date shall become immediately vested and exercisable and the Participant shall have a period of three (3) years following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise such options;

(vi) All restricted stock units and other equity-based compensation (other than stock options) awarded by Mattel to the Participant under the Equity Plans prior to the Participant’s Eligibility Date shall vest or become earned pursuant to the terms of the Equity Plans and the Participant’s equity award agreements. Any restricted stock units or any other equity-based compensation (other than stock options) awarded by Mattel to the Participant under the Equity Plans on or after the Participant’s Eligibility Date shall vest pro-rata or become earned based on the number of full months of the Participant’s employment during the vesting or performance period over the total number of months in the vesting or performance period and shall become immediately payable; provided, however, that if the number of shares that vest or become earned is based on the achievement of pre-established performance goals or criteria, the number of shares that vest or become earned shall be determined in accordance with the Participant’s equity award agreements. Payment shall be in the form as provided for in the Equity Plans;

(vii) Until the earlier of (A) the second anniversary of the Date of Termination or (B) the date the Participant accepts other employment, Mattel shall provide to the Participant:

(I) a monthly amount equal to the applicable COBRA premium

for the level of coverage that the Participant has as of the Date of Termination (i.e., single, single plus one, or family) under Mattel’s medical, dental, prescription drug and vision care group insurance as in effect from time to time, which payment shall be paid in advance on the first payroll day of each month, commencing with the month immediately following the Participant’s Date of Termination; provided, however, that any such payments otherwise payable to the Participant within the first fifty-four (54) days following the Date of Termination shall not be paid on the otherwise scheduled payment date but shall instead accumulate and be paid on the first payroll date coincident with or next following the fifty-fifth (55th) day following the Date of Termination (or the first business day thereafter). During the period for which the Participant is receiving payments pursuant to this clause (I), subject to the Participant’s continued payment of premiums, Mattel will make available to the Participant and the Participant’s eligible dependents, at the Participant’s cost (in an amount equal to the COBRA premium cost therefor), coverage under Mattel’s medical, dental, prescription drug and vision care group insurance (which shall be concurrent with any health care continuation benefits to which the Participant or his or her eligible dependents are entitled under COBRA) (the benefit provided for by this clause (I) is referred to as “Additional Benefits”);

(II) outplacement services at the expense of Mattel (but in no event will the aggregate cost of such services exceed $50,000) commensurate with those provided to terminated executives of comparable level and made available through and at the facilities of a reputable and experienced vendor (the benefit provided for by this clause (II) is referred to as “Outplacement Services”); and

(viii) If the Participant is a participant in the Mattel, Inc. 2005 Supplemental Executive Retirement Plan and/or the Mattel, Inc. Deferred Compensation and PIP Excess Plan and/or eligible for the Mattel Retiree Medical Plan, the Participant shall be given credit for two (2) years of service (in addition to actual service) and for two (2) years of attained age to be added to the Participant’s actual age for purposes of computing any service and age-related benefits for which the Participant is eligible under such plans; provided, however, that such credit for additional years of service and age shall not accelerate the time of payment under such arrangements in a manner that would result in the imposition of tax, interest and/or penalties upon the Participant under Section 409A (the benefit provided for by this subsection (viii) is referred to as “Additional Age and Service Credit”).

(c) Covered Termination Within Two Years Following a Change of Control

If a Participant experiences a Covered Termination within twenty-four (24) months following a Change of Control, subject to Sections 3(e) and 3(f) and the Participant’s Letter Agreement:

(i) Mattel shall pay to the Participant (I) on or as soon as administratively practicable after the Date of Termination, if not theretofore paid, the Accrued Amounts and (II) shall pay or provide the Other Benefits;

(ii) Mattel shall pay to the Participant the Severance Payment in the form and at the times specified in Section 3(b)(iii); provided, however, if the Change of Control qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5), the Severance Payment shall be paid in a lump sum in cash on the first payroll date coincident with or next following the fifty-fifth (55th) day after the Date of Termination (or the first business day thereafter);

(iii) Mattel shall pay to the Participant in a lump sum in cash on the first payroll date coincident with or next following the fifty-fifth (55th) day after the Date of Termination (or the first business day thereafter) the Participant’s current year target MIP bonus, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365);

(iv) Any options granted to the Participant under the Equity Plans prior to the Participant’s Eligibility Date shall be subject to the terms of the Equity Plans and the Participant’s equity award agreements with respect to the exercisability of such options and the period of time during which the Participant may exercise such options following the Participant’s Date of Termination. Any options granted to the Participant under the Equity Plans on or after the Participant’s Eligibility Date shall become immediately vested and exercisable and the Participant shall have a period of three (3) years following the Date of Termination (but in no event past the expiration of the term of the option grant) to exercise such options;

(v) All restricted stock units and other equity-based compensation (other than stock options) awarded by Mattel to the Participant under the Equity Plans prior to the Participant’s Eligibility Date shall vest or become earned pursuant to the terms of the Equity Plans and the Participant’s equity award agreements. Any restricted stock units or any other equity-based compensation (other than stock options) awarded by Mattel to the Participant under the Equity Plans on or after the Participant’s Eligibility Date shall vest or become earned in full and shall become immediately payable; provided, however, that if the number of shares that vest or become earned is based on the achievement of pre-established performance goals or criteria, the number of shares that vest or become earned shall be determined in accordance with the Participant’s equity award agreements. Payment shall be in the form as provided for in the Equity Plans;

(vi) Until the earlier of (x) the second anniversary of the Date of Termination or (y) the date the Participant accepts other employment, Mattel shall provide to the Participant:

(I) the Additional Benefits; and

(II) the Outplacement Services;

(vii) Mattel shall provide the Additional Age and Service Credit.

(d) Non-Covered Termination

If a Participant’s employment terminates for any reason other than a Covered Termination, the Participant will not be eligible for Severance Benefits under Sections 3(b) or (c) and Mattel shall pay to the Participant (or the Participant’s beneficiary or estate) on or promptly after the Date of Termination, a lump-sum cash amount equal to the Accrued Amounts and shall pay or provide the Other Benefits. For example, a Participant will not be eligible for Severance Benefits under Sections 3(b) or (c) of this Plan if the Plan Administrator (as defined in Section 9) determines, in its sole discretion, that the Participant’s active employment has terminated by reason of —

(i) the Participant’s resignation without Good Reason;

(ii) the Participant’s death; or

(iii) the Participant’s discharge for Cause or Disability.

(e) Effect of Deferral Elections

If any payment payable pursuant to Section 3 is subject to a valid deferral election under the terms of another plan or arrangement maintained by Mattel, the payment of such amount shall be in accordance with the provisions of such deferred compensation plan or arrangement (including a Participant’s deferral elections regarding the form and timing of such deferrals).

(f) Equity Coordination

If any plan, program, or equity grant applicable to a Participant is more favorable to the Participant than the provisions in Sections 3(b)(v), 3(b)(vi), 3(c)(iv) or 3(c)(v) of this Plan, the provisions of such plan, program, or equity grant shall control over any provisions to the contrary in this Plan.

4.	Taxes and Other Withholdings; Parachute Payments

(a) Tax Withholding

A Participant’s Severance Benefits will be subject to withholdings for taxes and any other required payroll deductions.

(b) Contingent Reduction of Parachute Payments

(i) Anything in this Plan to the contrary notwithstanding, to the extent that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then Mattel shall pay or provide to the Participant the greatest of the following, whichever gives the Participant the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) an amount equal to the Safe Harbor Amount (as defined below). If a reduction in the Plan Payments (as defined below) is necessary so that the Parachute Value (as defined below) of all Payments equals the Safe Harbor Amount and none of the Payments is Nonqualified Deferred Compensation (as defined in Section 5), then the reduction shall occur in the manner a Participant elects in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or a Participant fails to elect an order, then the reduction shall occur in the following order: (i) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (ii) reduction in the benefits described in Section 3(c)(vi) and (vii) (with such reduction being applied to the benefits in the manner having the least economic impact to the Participant and, to the extent the economic impact is equivalent, such benefits shall be reduced in the reverse order of when the benefits would have been provided to the Participant, that is, benefits payable later shall be reduced before benefits payable earlier); (iii) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (iv) cancellation of acceleration of vesting of equity awards not covered under (i) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

(ii) All determinations required to be made under this Section 4(b), including whether and when Plan Payments are to be reduced to the Safe Harbor Amount and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other nationally recognized certified public accounting firm as may be designated by a Participant (the “Accounting Firm”) which shall provide detailed supporting calculations both to Mattel and the Participant within fifteen (15) business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by Mattel. All fees and expenses of the Accounting Firm shall be borne solely by Mattel. Any determination by the Accounting Firm shall be binding upon Mattel and the Participant. The Participant shall cooperate, to the extent his or her reasonable out-of pocket expenses are reimbursed by Mattel, with any reasonable requests by Mattel in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(iii) The following terms shall have the following meanings for purposes of this Section 4(b).

(I) A “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 4(b)).

(II) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(III) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(IV) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

(V) The “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that a Participant can receive without any Payments being subject to the Excise Tax.

5.	Section 409A

(a) Mattel intends that the reimbursements, payments and benefits to which a Participant could become entitled under this Plan be exempt from or comply with Section 409A and the regulations and other guidance promulgated thereunder. The provisions of this Section 5 shall qualify and supersede all other provisions of this Plan as necessary to fulfill the foregoing intention. If Mattel believes, at any time, that any of such reimbursement, payment or benefit is not exempt or does not so comply, Mattel will promptly advise the Participant and will reasonably and in good faith amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on the Participant and on Mattel) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. Mattel agrees that it will not, without a Participant’s prior written consent, knowingly take any action, or knowingly refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest and/or penalties upon the Participant under Section 409A, unless such action or omission is pursuant to the Participant’s written request.

(b) To the extent applicable, each and every payment to be made pursuant to Section 3 of this Plan shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c) If a Participant is a “specified employee” (determined by Mattel in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the date that the Participant experiences a Separation from Service, and if any reimbursement, payment or benefit to be paid or provided under this Plan or otherwise both (i) constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Participant to additional tax, interest and/or penalties under Section 409A, then any such reimbursement, payment or benefit that is payable during the first six (6) months following the Participant’s Date of Termination shall be paid or provided to the Participant in a lump sum cash payment to be made on the earlier of (x) the Participant’s death and (y) the first business day of the seventh (7th) month immediately following the Participant’s Separation from Service.

(d) Except to the extent any reimbursement, payment or benefit to be paid or provided under this Plan does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to a Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Participant in any other calendar year (subject to any lifetime and other annual limits provided under Mattel’s health plans), (ii) the reimbursements for expenses for which a Participant is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

(e) Any reimbursement, payment or benefit to be paid or provided under Section 3 hereof or otherwise to be paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to a Participant only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Participant’s second taxable year following the Participant’s taxable year in which the Separation from Service occurs; provided, however, that Mattel shall reimburse such expenses no later than the last day of the third taxable year following the Participant’s taxable year in which the Participant’s Separation from Service occurs.

(f) Mattel intends that the definition of Good Reason and the separation-from-service procedures specified in Section 2(i) hereof satisfy the conditions set forth in Treasury Regulation Section 1.409A-1(n)(2) for a termination for Good Reason to be treated as an “involuntary separation from service” for purposes of Section 409A.

(g) Subject to Section 3, any reimbursement, payment or benefit to be paid or provided under this Plan that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to a Participant only in the event of a Separation from Service.

6.	Relation to Other Plans

Except as otherwise expressly provided in Section 3(f) or in a Participant’s Letter Agreement, by signing the Letter Agreement, the Participant recognizes and agrees that any prior retention, severance or similar plan of Mattel that might apply to the Participant is hereby revoked and ineffective as to the Participant.

7.	Participants’ Covenants

In consideration of and as a condition of the receipt of any Severance Benefits by a Participant (other than payment of Accrued Amounts or payment or provision of the Other Benefits), the Participant agrees to the following provisions:

(a) In the Participant’s capacity in management, the Participant has had a great deal of exposure and access to a broad variety of commercially valuable proprietary information which is vital to the success of Mattel’s business including, by way of illustration, past, current and future products and product concepts, marketing strategies, research and plans and information regarding employees. As a result of the Participant’s knowledge of the above information and in consideration for the benefits offered by Mattel under this Plan, the Participant reaffirms and recognizes the Participant’s continuing obligations with respect to the use and disclosure of confidential and proprietary information of Mattel pursuant to Mattel’s policies as set forth in the most-recent confidentiality and inventions agreement that the Participant has executed with Mattel and by this reference made a part hereof. Pursuant thereto, Mattel shall be entitled to injunctive relief to prevent a threatened misappropriation of one or more of Mattel’s trade secrets or to halt an actual misappropriation of such trade secrets. The Participant shall hold in a fiduciary capacity for the benefit of Mattel all secret or confidential information, knowledge or data relating to Mattel or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by Mattel or any of its affiliated companies and which shall not be public knowledge. After termination of the Participant’s employment with Mattel, the Participant shall not, without the prior written consent of Mattel, communicate or divulge any such information, knowledge or data to anyone other than Mattel and those designated by it. The foregoing shall not apply to any information which Mattel discloses to the public.

(b) If the termination of the Participant’s employment occurs prior to a Change of Control, eligibility for Severance Benefits under this Plan is contingent upon the Participant’s agreement and compliance with Mattel’s requirement that the Participant does not accept employment nor an engagement as a consultant with a competitor within one year following the Date of Termination whereupon such position is comparable to the position the Participant held with Mattel and where the Participant can not reasonably satisfy Mattel that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under Mattel’s policies with respect to the use and disclosure of confidential and proprietary information, as set forth in the most-recent confidentiality and inventions agreement that the Participant has executed with Mattel and by this reference made a part hereof. If the termination of the Participant’s employment occurs prior to a Change of Control and if the Participant accepts employment or a consulting relationship with a competitor within one year following the Date of Termination and such position is comparable to the position the Participant held with Mattel and where the Participant can not reasonably satisfy Mattel that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under Mattel’s policies with respect to the use and disclosure of confidential and proprietary information, as set forth in the most-recent confidentiality and inventions agreement that the Participant has executed with Mattel and by this reference made a part hereof, then no further payments nor eligibility for benefits continuation will be available to the Participant as of the date the Participant commences such employment/consulting. It is a specific condition of this Plan that for a period of one year following the Date of Termination with respect to a termination of the Participant’s employment prior to a Change of Control, the Participant is obligated to immediately notify Mattel as to the specifics of the new position that the Participant is planning to commence as an employee or consultant for any company which is a competitor of Mattel.

(c) For a period of twelve (12) months following the Date of Termination, the Participant will not participate in recruiting any of Mattel’s employees or in the solicitation of Mattel’s employees other than the Participant’s assistant on the Date of Termination, and the Participant will not communicate to any other person or entity, about the nature, quality or quantity of work, or any special knowledge or personal characteristics of any person employed by Mattel. If the Participant should wish to discuss possible employment with any then-current Mattel employee other than the Participant’s assistant on the Date of Termination during the twelve (12) month period set forth above, the Participant may request written permission to do so from the senior human resources officer of Mattel who may, in his or her discretion, grant a written exception to the no solicitation agreement set forth above, provided, however, the Participant will not discuss any such employment possibility with such employees prior to securing Mattel’s permission. If Mattel should decline to grant such permission, the Participant will not at any time, either during or after the non-solicitation period set forth above, advise the employee concerned that he or she was the subject of a request under this paragraph or that Mattel refused to grant the Participant the right to discuss an employment possibility with him/her.

(d) For a period of twelve (12) months following the Date of Termination, (i) the Participant shall not make or encourage or induce others to make statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interests of Mattel or any of its affiliated entities or its or their officers, directors, employees, shareholders, agents or products and (ii) Mattel shall not issue any press release or other official, written statement that disparages or otherwise impairs the Participant’s business reputation. The foregoing shall not be violated by truthful statements in connection with required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including, without limitation, depositions or testimony in connection with such proceedings).

(e) Notwithstanding anything herein to the contrary, Mattel’s remedies at law for a breach or threatened breach of any of the provisions of this Section 7 would be inadequate and, in recognition of this fact, in the event of such a breach or threatened breach, in addition to any remedies at law, Mattel, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

8.	Claims Procedures

(a) Disputes

If any person (claimant) believes that Severance Benefits are being denied improperly, that this Plan is not being operated properly, or that the claimant’s legal rights are being violated with respect to this Plan, the claimant must file a claim with the Plan Administrator within the time period set forth in Section 8(b). The Plan Administrator will handle all such claims in accordance with the procedures set forth in Section 8(c). This requirement applies to all claims that any claimant has with respect to this Plan, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the claimant.

(b) Time for Filing Claims

A claim must be filed within ninety (90) days after the date the claimant first knew or should have known of the facts on which the claim is based, unless Mattel in writing consents otherwise. The Plan Administrator will provide a claimant, on request, with a copy of the claims procedures established under subsection 8(c).

(c) Procedures

If the Plan Administrator does not offer a Participant the payment of Severance Benefits under this Plan within ten (10) days after the Participant terminates employment, the Participant must file a claim for benefits on a form prescribed by the Plan Administrator and within the time frame set forth in subsection 8(b) above. If the claimant’s claim for a benefit is wholly or partially denied, the Plan Administrator will furnish the claimant with a written notice of the denial. This written notice must be provided to the claimant within a reasonable period of time after the receipt of the claimant’s claim by the Plan Administrator (generally within ninety (90) days after receipt by the Plan Administrator of the claimant’s claim for review, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days after receipt by the Plan Administrator of the claimant’s claim for review). If such an extension of time is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial ninety (90) day period, and will indicate the special circumstances requiring the extension. Written notice of denial of the claimant’s claim must contain the following information:

(i) the specific reason or reasons for the denial;

(ii) a specific reference to those provisions of this Plan on which such denial is based;

(iii) a description of any additional information or material necessary to perfect the claimant’s claim, and an explanation of why such material or information is necessary; and

(iv) a copy of the appeals procedures under this Plan and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination of the claimant’s claim.

If the claimant’s claim has been denied, and the claimant wishes to submit his or her request for a review of his or her claim, the claimant must follow the following Claims Review Procedure:

1.	Upon the denial of his or her claim for benefits, the claimant may file his or her request for review of his or her claim, in writing, with the Plan Administrator or claims processor;

2.	The claimant must file the claim for review not later than sixty (60) days after he or she has received written notification of the denial of his or her claim for benefits;

3.	The claimant has the right to review and obtain copies of all relevant documents relating to the denial of his or her claim and to submit any issues and comments, in writing, to the Plan Administrator;

4.

If the claimant’s claim is denied, the Plan Administrator must provide the claimant with written notice of this denial within sixty (60) days after the Plan Administrator’s receipt of the claimant’s written claim for review. There may be times when this sixty (60) day period may be extended. This extension may only be made, however, where there are special circumstances which are communicated to the claimant in writing within the sixty (60) day period. If there is an extension, a decision will be made as soon as possible, but not later than one hundred and twenty (120) days after receipt by the Plan Administrator of the claimant’s claim for review; and

5.	The Plan Administrator’s decision regarding the claimant’s claim for review will be communicated to the claimant in writing, and if the claimant’s claim for review is denied in whole or part, the decision will include:

(A)	the specific reason or reasons for the denial;

(B)	specific references to those provisions of this Plan on which such denial is based;

(C)	a statement that the claimant may receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(D)	a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

The procedure set forth in this Section 8(c) is intended to comply with United States Department of Labor Regulation Section 2560.503-1 and should be construed in accordance with such regulation. In no event shall the claims procedure be interpreted as expanding the rights of a Participant beyond what is required by United States Department of Labor Regulation

Section 2560.503-1.

9.	Plan Administration

(a) Discretion

Mattel’s Compensation Committee is responsible for the general administration and management of this Plan (“Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for Plan benefits. The Plan Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole and absolute discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.

(b) Finality of Determinations

Subject to the last sentence of Section 9(a), all actions taken and all determinations by the Plan Administrator will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator has been granted discretionary authority under this Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

10.	No Set Off, Payment of Fees

Except as provided herein, Mattel’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which Mattel may have against a Participant or others. Mattel agrees to pay, to the full extent permitted by law, all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by Mattel or others of the validity or enforceability of, or liability under, any provision of this Plan unless there is no reasonable basis for the Participant’s claim; provided, that, in the case of expenses relating to a claim by a Participant that he or she terminated for Good Reason or that the termination for Cause was improper, such fees and expenses shall be paid only if a Participant prevails in whole or in part. If there is any dispute over whether a reasonable basis for the Participant’s claim exists for purposes of the preceding sentence, the dispute shall be resolved by an arbitrator in accordance with the provisions of Section 11. In the event that a Participant shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Participant shall, unless Mattel and the Participant shall otherwise mutually agree, be deemed to have terminated at the Date of Termination specified in such purported Notice of Termination by mutual consent of Mattel and the Participant and thereupon, the Participant shall be entitled to receive only those payments and benefits which he or she would have been entitled to receive at such date.

11.	Arbitration of Disputes

(a) Subject to the Participant’s exhaustion of the administrative remedies under Section 8 with respect to any claim brought by a Participant for any benefits under this Plan, any disputes, controversies or claims which arise out of or relate to this Plan, the Participant’s employment or the termination of his or her employment, including, but not limited to, any claim relating to the purported validity, interpretation, enforceability or breach of this Plan, and/or any other claim or controversy arising out of the relationship between the Participant and Mattel (or the nature of the relationship) or the continuation or termination of that relationship, including, but not limited to, claims that a termination was for Cause, or for Good Reason, claims for breach of covenant, breach of an implied covenant of good faith and fair dealing, wrongful termination, breach of contract, or intentional infliction of emotional distress, defamation, breach of right of privacy, interference with advantageous or contractual relations, fraud, conspiracy or other tort or property claims of any kind, which are not settled by agreement between Mattel and the Participant, shall be settled by arbitration under the labor arbitration rules of the JAMS/Endispute (or any other mutually agreed arbitrator) before a board of three arbitrators, as selected thereunder.

One arbitrator shall be selected by the Participant, one by Mattel and the third by the two persons so selected, all in accordance with the labor arbitration rules of the JAMS/Endispute then in effect. In the event that the arbitrator selected by the Participant and the arbitrator selected by Mattel are unable to agree upon a third arbitrator, then the third arbitrator shall be selected from a list of seven provided by the office of JAMS/Endispute nearest to the Participant’s residence with Mattel and the Participant striking names in order and the party striking first to be determined by the flip of a coin. The arbitration shall be held in a location to be mutually agreed upon by Mattel and the Participant. In the absence of agreement, the Chairman of the Board of Mattel shall determine the location.

(b) In consideration of the agreement to submit to arbitration all disputes with regard to this Plan and/or with regard to any alleged contract, or any other claim arising out of their conduct, the relationship existing hereunder or the continuation or termination of that relationship, and in further consideration of the anticipated expedition and the minimizing of expense resulting from this arbitration remedy, the arbitration provisions of this Plan shall provide the exclusive remedy, and Mattel and the Participant expressly waive any right he or she or it may have to seek redress in any other forum.

(c) Any claim which either party has against the other party which could be submitted for resolution pursuant to this Section 11 must be presented in writing by the claiming party to the other within one year of the date the claiming party knew or should have known of the facts giving rise to the claim, except that claims arising out of or related to the termination of a Participant’s employment must be presented by him or her within one year after the Date of Termination. Unless the party against whom any claim is asserted waives the time limits set forth above, any claim not brought within the time periods specified shall be waived and forever barred.

(d) Mattel will pay all costs and expenses of the arbitration.

(e) Any decision and award or order of a majority of the arbitrators shall be final and binding upon Mattel and the Participant and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction.

(f) Each of the above terms and conditions of this Section 11 shall have separate validity and the invalidity of any part thereof shall not affect the remaining parts.

12.	Plan Amendment and Termination; Limitation on Employee Rights

(a) Mattel, acting through its Board or Compensation Committee, has the right in its sole and absolute discretion to amend this Plan, to extend its term, or to terminate this Plan, prospectively; provided, however, this Plan may not be amended by the Board or the Compensation Committee in any manner which is materially adverse to any Participant without such Participant’s written consent. For the avoidance of doubt, the termination of this Plan shall not be effective with respect to a Participant prior to the expiration of the Participant’s status as a “Participant” in the Plan in accordance with the Participant’s Letter Agreement without the Participant’s written consent.

(b) This Plan shall not give any employee the right to be retained in the service of Mattel, and shall not interfere with or restrict the right of Mattel to discharge or retire the employee for any lawful reason.

13.	Successors

This Plan shall inure to the benefit of and be binding upon Mattel and its successors. Mattel shall require any successor to all or substantially all of the business and/or assets of Mattel, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Plan in the same manner and to the same extent as Mattel would be required to perform if no such succession had taken place.

14.	Governing Law

This Plan is intended to be an unfunded “top-hat” welfare plan, within the meaning of U.S. Department of Labor Regulation Section 2520.104-24 and shall be interpreted, administered, and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan, to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common laws of the State of California (excluding its choice of laws principles) shall apply.

15.	Notices

All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party, by recognized overnight commercial courier or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt (or refusal of receipt); and shall be addressed as follows:

If to Mattel:

MATTEL, INC.

333 Continental Blvd.

El Segundo, CA 90245

Attention: Chief Executive Officer

If to a Participant:

to the last address shown on the payroll records of Mattel

or to such other address as either Mattel or the Participant shall have furnished to the other in writing in accordance herewith. Any termination of a Participant’s employment by Mattel or by a Participant for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with this Section 15. The failure by a Participant or Mattel to set forth in such Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or Mattel hereunder or preclude the Participant or Mattel from asserting such fact or circumstance in enforcing the Participant’s or Mattel’s rights hereunder.

16.	Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

MATTEL, INC.

EXECUTIVE SEVERANCE PLAN

Form Letter Agreement

Mattel, Inc.

Letterhead

Employee Name

Employee Address

Re:	The Mattel, Inc. Executive Severance Plan

Dear [Employee Name]:

This letter agreement (“Letter Agreement”) relates to the Mattel, Inc. Executive Severance Plan (the “Plan”).

Through this Letter Agreement, you are being offered the opportunity to become a participant in the Plan (a “Participant”), and thereby to be eligible to receive the severance benefits set forth therein. A copy of the Plan is attached to this Letter Agreement. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

By signing below, you will be acknowledging and agreeing to the following provisions:

(a)	that you have received and reviewed a copy of the Plan;

(b)	that terms not defined in this Letter Agreement but beginning with a capital letter shall have the meaning assigned to them in the Plan;

(c)	that participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan (including, without limitation, the covenants set forth in Section 7 of the Plan) and the terms set forth below; and

(d)	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a Participant in the Plan. Your participation in the Plan will be effective upon your signing and returning this Letter Agreement to Mattel within thirty (30) days of your receipt of this Letter Agreement.

NOW, THEREFORE, you and Mattel (hereinafter referred to as “the parties”) hereby AGREE as follows:

1. Mattel and you have previously entered into that certain employment agreement dated as of • and as thereafter supplemented and amended from time to time (the “Employment Agreement”), which pursuant to the letter dated June     , 2009 from Mattel to you is scheduled to generally expire on •, subject to the terms of the Employment Agreement (the earlier of (i) the end of the “Employment Period,” as defined in the Employment Agreement, or (ii) the end of the 18-month period contemplated in Section 5(f) of the Employment Agreement, the “Expiration

1

Date”). The day immediately following the Expiration Date shall be your “Eligibility Date” for purposes of the Plan.

2. If, after the Expiration Date and while the Plan and this Letter Agreement are in effect, you incur a Covered Termination, you will receive the Severance Benefit set forth in Section 3(b) or (c) of the Plan, as applicable.

3. As a condition of receiving the Severance Benefit (other than the Accrued Amounts and Other Benefits), you must (i) execute and accept the terms and conditions of, and the effectiveness of, a General Release of All Claims (the “Release”) in substantially the form attached hereto as Exhibit A (which form may be modified by Mattel only to the extent Mattel determines in good faith that any such modification is necessary to make it valid and encompassing under applicable law) and such Release must become irrevocable within fifty-five (55) days following your Date of Termination, (ii) comply with the covenants set forth in Section 7 of the Plan and (iii) promptly resign from any position as an officer, director or fiduciary of any Mattel-related entity.

4. In consideration of becoming eligible to receive the Severance Benefits provided under the terms and conditions of the Plan, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other plan or arrangement. The foregoing shall not apply to any severance benefits you may be entitled to receive under your Employment Agreement prior to the Expiration Date.

5. You understand that the waiver set forth in Section 4 above is irrevocable for so long as this Letter Agreement is in effect, and that this Letter Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

6. This Letter Agreement shall terminate, and your status as a Participant in the Plan shall end, on the first to occur of –

(a)	your termination of employment for a reason other than a “Covered Termination” as defined in Section 2(e) of the Plan, and

(b)	the first anniversary of your Eligibility Date; provided that commencing on the first day of the first month following the month in which your Eligibility Date occurs and on the first day of each month thereafter (the most recent of such dates is hereinafter referred to as the “Renewal Date”), your participation in the Plan shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 90 days prior to any Renewal Date (including prior to your Eligibility Date) Mattel shall give notice to you that your participation in the Plan shall not be so extended beyond the first anniversary of such Renewal Date. Accordingly, you shall retain your status as a Participant for at least 15 months following any notice from Mattel that your participation in the Plan is not being extended.

7. Notwithstanding anything herein to the contrary, if a Change of Control occurs while you are a Participant in the Plan, in no event will your status as a Participant in the Plan end prior to the end of the twenty-four (24) month period beginning on a Change of Control regardless

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of when any written notification is given to you terminating your participation in the Plan (including any written notification given prior to such Change of Control) in accordance with Section 6(b).

8. Your participation in the Plan shall continue in effect following any Covered Termination that occurs while you are a Participant in the Plan with respect to all rights and obligations accruing as a result of such termination.

9. You recognize and agree that your execution of this Letter Agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this Letter Agreement, and that you understand that this Letter Agreement may not be amended or modified except pursuant to Section 12 of the Plan.

Mattel, Inc.
Dated: June , 2009

By

ACCEPTED AND AGREED TO this      day of                 , 2009.

Your Name (printed)

Your Signature

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EXHIBIT A TO PARTICIPATION LETTER AGREEMENT

GENERAL RELEASE

OF ALL CLAIMS

1. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned (the “Participant”) does hereby on behalf of the Participant and the Participant’s successors, assigns, heirs and any and all other persons claiming through the Participant, if any, and each of them, forever relieve, release, and discharge Mattel, Inc. (“Mattel”) and its respective predecessors, successors, assigns, owners, attorneys, representatives, affiliates, Mattel corporations, subsidiaries (whether or not wholly-owned), divisions, partners and their officers, directors, agents, employees, servants, executors, administrators, accountants, investigators, insurers, and any and all other related individuals and entities, if any, and each of them (collectively, the “Released Parties”), in any and all capacities from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to attorneys’ fees), damages, actions and causes of action, of whatever kind or nature, including, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to the hire, employment, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; or other benefits) or termination of the Participant’s employment with Mattel.

2. This release (“Release”) includes a release of any rights or claims the Participant may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment as to individuals forty years of age and older; the Older Workers Benefit Protection Act, which prohibits discrimination against older workers in all executive benefits; Title VII of the Civil Rights Act of 1964, as amended in 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the California Fair Employment and Housing Act, which prohibits discrimination based on race, color, religion, national origin, ancestry, physical or mental disability, medical condition, sex, pregnancy-related condition, marital status, age or sexual orientation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the American with Disabilities Act, which prohibits discrimination against qualified individuals with disabilities; or any other federal, state or local laws or regulations which prohibit employment discrimination, restrict an employer’s right to terminate the Participant, or otherwise regulate employment. This Release also includes a release by the Participant of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of the Participant’s employment with Mattel or the termination of that employment; any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension or health plan benefits.

3. Notwithstanding any other provision of this Release, this Release does not apply to any rights or claims which arise after the execution of this Release.

4. This Release covers both claims that the Participant knows about and those the Participant may not know about. The Participant expressly waives all rights afforded by any statute (such as Section 1542 of the Civil Code of the State of California) which limits the effect of a release

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with respect to unknown claims. The Participant understands the significance of the Participant’s release of unknown claims and the Participant’s waiver of statutory protection against a release of unknown claims (such as under Section 1542). Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, the Participant expressly acknowledges that this Release is intended to include both claims that the Participant knows about and those the Participant does not know or suspect to exist.

5. The Participant hereby represents and warrants that he or she has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Release purports to waive, and the Participant covenants never to do so in the future, whether as a named plaintiff, class member, or otherwise. The Participant understands that this Release does not require him/her to withdraw, or prohibit him/her from filing, a charge with any government agency (such as the U.S. Equal Employment Opportunity Commission), as long as the Participant does not personally seek reinstatement, damages, remedies, or other relief as to any claim that the Participant released by signing this Release, as the Participant has waived any right the Participant might have had to any of those things.

If the Participant is ever awarded or recovers any amount as to a claim the Participant purported to waive in this Release, the Participant agrees that the amount of the award or recovery shall be reduced by the amounts he or she was paid under this Plan, increased appropriately for the time value of money, using an interest rate of 10% per annum. The Participant covenants never directly or indirectly to bring or participate in an action against any Released Party under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction.

6. The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

7. The Participant is strongly encouraged to consult with an attorney before signing this Release. The Participant acknowledges that the Participant has been advised of this right to consult an attorney and the Participant understands that whether to do so is the Participant’s decision. The Participant acknowledges that Mattel has advised the Participant that the Participant has twenty-one (21) days in which to consider whether the Participant should sign this Release and has advised the Participant that if the Participant signs this Release, the Participant has seven (7) days following the date on which the Participant signs the Release to revoke it and that the Release will not be effective until after this seven-day period had lapsed.

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PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Mattel, Inc.

Date:
[Participant]

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